Financial Corporation

Contact: Ronald J. Nicolas, Jr.
Investor Relations Department
Aames Financial Corporation

(323) 210-5311

For Immediate Release

AAMES FINANCIAL CORPORATION REPORTS DECEMBER 2001 QUARTER RESULTS
Announces net income of $1.5 million compared to $1.0 million a year ago
December 2001 quarter loan production of $834.6 million
Writes down residual interests by $17.0 million
Completes rights offering

Los Angeles, California, February 14, 2002 - Aames Financial Corporation (OTCBB: AMSF), a leader in subprime home equity lending, today reported results of operations for the three and six months ended December 31, 2001, announcing net income of $1.5 million and $2.2 million, respectively, compared to a net income of $1.0 million and $1.7 million, respectively, during the comparable three and six month periods a year ago.

Results of operations during the three months ended December 31, 2001 include a $17.0 million write-down to the Company's residual interests. At the close of the December quarter, the Company revised its credit loss assumptions used in valuing its retained residual interests in light of continued negative economic conditions and higher than expected credit loss activity on mortgage loans in securitizations which closed in 1999 and prior.

After the accrual for the convertible preferred stock dividend of $4.4 million and $8.7 million during the three and six months ended December 31, 2001, the net loss to common stockholders was $2.9 million and $6.5 million, respectively. In comparison, the net loss to common stockholders was $2.2 million and $4.7 million during the three and six months ended December 31, 2000, respectively, after the convertible preferred stock dividend accrual of $3.2 million and $6.4 million during the comparable three and six month 2000 periods, respectively.

Net loss per common share was $0.44 and $1.03 for the three and six months ended December 31, 2001, respectively, compared to a net loss per common share of $0.36 and $0.76 during the comparable three and six month periods in 2000, respectively.

In making the announcement, A. Jay Meyerson, the Company's Chief Executive Officer, stated, "I believe the operating results for the three and six months ended December 31, 2001 reflect both continued improvement in the Company's operations and continued valuation issues with the Company's retained residual interests relating to securitizations which closed in 1999 and prior. it for the Company The continued favorable mortgage interest rate environment has contributed to the increase in the Company's loan production. The Company continues to focus on operating costs and credit quality at all levels throughout the organization."has begun to pay offmanagement initiatives undertaken during the last half of fiscal 2000 have resulted in noninterest expense reductions that are contributing to Ronald J. Nicolas, Jr., the Company's Chief Financial Officer added, "The $17.0 million write-down to the fair value of the Company's residual interests addresses the continuation of recent increases in credit losses on mortgage loans attributable to current economic conditions." Nicolas continued, "The Company intends to continue to closely monitor the actual performance of its residual interests relative to their underlying valuation assumptions with a goal of keeping pace with current economic factors in the marketplace."

Summary of Financial Results

Total revenues

Total revenue decreased $2.4 million and $9.2 million to $54.6 million and $107.7 million during the three and six months ended December 31, 2001, respectively, from total revenue of $57.0 million and $116.9 million during the three and six months ended December 31, 2000, respectively. The decrease in total revenue during the three months ended December 31, 2001 from the same period a year ago resulted primarily from the $17.0 million write-down of the residual interests during the period. Partially offsetting the write-down were increases of $13.1 million and $2.6 million in gain on sale of loans and origination fees, respectively, during the three months ended December 31, 2001 over amounts reported in the same period a year ago.

The decrease in total revenue during the six months ended December 31, 2001 from the comparable six month period in 2000 resulted primarily from the $27.0 million write-down of the residual interests during the 2001 period and, to a lesser extent, declines of $2.1 million and $1.3 million in loan servicing and interest income respectively. Partially offsetting these declines were increases of $17.0 million and $4.2 million in gain on sale of loans and origination fee income, respectively.

Total expenses

Total expenses declined $3.3 million and $10.6 million to $52.2 million and $104.1 million during the three and six months ended December 31, 2001, respectively, from $55.5 million and $114.7 million during the three and six months ended December 31, 2000, respectively. The decline in total expenses during the three months ended December 31, 2001 from amounts reported during the comparable three month period a year ago was primarily attributable to decreases of $3.9 million and $4.1 million in general and administrative and interest expense, respectively, partially offset by an increase of $4.4 million in personnel expense. The decline in total expenses during the six months ended December 31, 2001 from the comparable six month period a year ago was primarily due to decreases of $6.8 million and $8.1 million in general and administrative and interest expense, respectively, partially offset by an increase of $4.2 million in personnel expense primarily attributable to higher incentive compensation related to increased production levels during the six months ended December 31, 2001 over those in the same period a year ago.

Loan Production

Total Production

During the three months ended December 31, 2001, the Company originated a total of $834.6 million of mortgage loans, an increase of $111.3 million, or 15.4%, over the $723.3 million of total loan production reported during the three months ended September 30, 2001, and an increase of $234.0 million, or 39.0% over the $600.6 million of total loan production during the three months ended December 31, 2000. Total loan production during the six months ended December 31, 2001 was $1.6 billion an increase of $438.8 million, or 39.2%, over the $1.1 billion of total mortgage loans originated during the comparable six month period in 2000. The Company's loan origination volumes increased during the three and six months ended December 31, 2001 over those reported during the comparable periods a year ago in part as a result of the generally more favorable mortgage interest rate environment in place during the 2001 periods which has contributed to increased refinancing activities in markets where the Company operates.

Retail Production

During the three months ended December 31, 2001, loan origination through the Company's traditional retail branch network increased $48.1 million, or 16.1%, to $347.4 million over the $299.3 million reported during the three months ended September 30, 2001, and increased $64.7 million, or 22.9%, over the $282.7 million of traditional retail branch production reported during the three months ended December 31, 2000. During the six months ended December 31, 2001, mortgage loan production through the Company's traditional retail branch network was $655.9 million, an increase of $150.4 million, or 29.8%, over the $505.5 million of traditional retail branch production reported during the comparable six month period a year ago.

National Loan Centers

Loan production through the Company's National Loan Centers, which originate mortgage loans primarily through affiliations with certain Internet sites, increased $36.1 million, or 66.0%, to $90.8 million during the three months ended December 31, 2001 from $54.7 million reported during the three months ended September 30, 2001, and increased $74.7 million over the $16.1 million reported during the comparable three month period a year ago. Mortgage loan production through the Company's National Loan Centers was $135.5 million during the six months ended December 31, 2001 compared to $25.5 million of production during the comparable six month period a year ago. The National Loan Centers' production during the three months ended December 31, 2001 includes production from the retail Internet origination platform of RMC acquired by the Company during the three months ended December 31, 2001.

Broker Production

The Company's total broker loan production during the three months ended December 31, 2001 was $396.3 million, an increase of $26.9 million, or 7.3%, over the $369.3 million of total broker production reported during the three months ended September 30, 2001, and an increase of $94.4 million, or 31.3%, over the $301.8 million of total broker loan production during the three months ended December 31, 2000. Total broker loan production during the six months ended December 31, 2001 was $766.2 million an increase of $178.4 million, or 30.4%, over the $587.8 million of total broker production reported during the six months ended December 31, 2000.

Of the total broker loan production during the three months ended December 31, 2001, mortgage loan origination through the Company's regional broker office network was $369.1 million which increased $23.4 million and $87.1 million over the $345.7 million and $282.0 million, respectively, of regional broker office network production during the three months ended September 30, 2001 and December 31, 2001, respectively. Of the total broker loan production during the six months ended December 31, 2001, mortgage loan origination through the Company's regional broker office network was $715.3 million, an increase of $162.9 million, or 29.5%, over the $552.4 million of regional broker office network production during the comparable six month period a year ago.

Broker loan production originated through telemarketing and the Internet was $27.2 million and $50.9 million during the three and six months ended December 31, 2001, respectively, compared to $19.8 million and $35.4 million during the six months ended December 31, 2000, respectively.

Loans dispositions and loan servicing

Loan Dispositions

Total loan dispositions through securitizations and whole loan sales for cash during the three and six months ended December 31, 2001 were $835.2 million and $1.6 billion, respectively, compared to $620.3 million and $1.3 billion during the three and six months ended December 31, 2000, respectively. The Company's increased loan dispositions during the three and six months ended December 31, 2001 over the comparable periods a year ago are related to the Company's increased loan origination volumes during the 2001 periods over production levels reported a year ago.

During the three and six months ended December 31, 2001, the Company relied more on loan dispositions through whole loan sales for cash than on securitization transactions when compared to the mix in the composition of loan dispositions during the same periods a year ago. During the three months ended December 31, 2001, the Company securitized and sold $235.0 million of mortgage loans, a decrease of $236.5 million from the $471.5 million of mortgage loans securitized during the comparable three month period in 2000. However, whole loan sales for cash increased by $451.3 million to $600.2 million during the three months ended December 31, 2001 over $148.9 million of whole loan sales for cash during the comparable three month period in 2000. During the six months ended December 31, 2001, the Company securitized and sold $410.0 million of mortgage loans, a decrease of $521.5 million from the $931.5 million of loans sold through securitizations during the comparable six period a year ago. Whole loan sales for cash during the six months ended December 31, 2001 increased by $814.1 million to $1.2 billion over the $356.8 million of whole loan sales during the comparable six month period a year ago.

As previously reported, the residual interest created in the $235.0 million securitization which closed during the three months ended December 31, 2001 was retained by the Company. The Company intends to sell for cash the residual interest created in the December 2001 securitization to CZI under the Residual Facility during the three months ended March 31, 2002. The residual interest created in the securitization which closed during the three months ended September 2001 was sold for cash to an affiliate of the Company under its residual forward sale agreement. The Company sold for cash to an unrelated, third party mortgage banking company the mortgage servicing rights and the rights to the prepayment penalties on the underlying mortgage loans in the securitizations which closed during the six months ended December 31, 2001.

Loan servicing

At both December 31, 2001 and June 30, 2001 the Company's servicing portfolio was $2.8 billion and $2.7 billion, respectively, of which $2.6 billion and $2.5 billion, respectively, or 94.4 % and 93.2%, respectively, was serviced in-house. The Company's servicing portfolio at December 31, 2001 and June 30, 2001 included approximately $1.1 billion and $722.1 million, respectively, of loans serviced for others on an interim basis, which includes loans sold where servicing has yet to be transferred and loans held for sale. The Company's servicing portfolio was $3.1 billion at December 31, 2000, of which $2.9 billion, or 93.1%, was serviced in-house.

Revolving Warehouse and Repurchase Facilities

During the three months ended December 31, 2001, the Company renewed an existing $300.0 million committed revolving repurchase facility for a 364-day period with a new maturity of November 16, 2002. A separate $300.0 million committed revolving warehouse facility, which includes a subline that provides concurrent funding of loan production at closing of up to $40.0 million, expires on February 28, 2002. While no assurances can be given, management believes that the facility will be renewed at terms similar to those currently in place. On December 31, 2001, the Company repaid in entirety the remaining $3.6 million outstanding under a non-revolving $35.0 million subline under that facility.

Rights Offering

On February 12, 2002, the Company completed its rights offering to the holders of the Company's Common Stock. The Company sold 631,731 shares of Series D Convertible Preferred Stock through the rights offering at $0.85 per share, and raised approximately $540,000 before expenses incurred in the offering.

Aames Financial Corporation is a leading home equity lender, and at December 31, 2001 operated 100 retail Aames Home Loan branches, 5 regional wholesale loan offices and 2 National Loan Centers throughout the United States.

From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K/A for the year ended June 30, 2001, "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" in Form 10-Q for the quarter ended December 31, 2001, and subsequent filings by the Company with the United States Securities and Exchange Commission.

Financial Tables and Supplementary Information Follow
AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Supplemental Information
(In thousands)

MORTGAGE LOAN ORIGINATION VOLUMES:
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2001	2000	2001	2000
Retail:
Traditional retail branch network	$ 347,445	$ 282,670	$ 655,908	$ 505,485
National Loan Center	90,812	16,126	135,497	25,511
	438,257	298,796	791,405	530,996
Broker:
Regional office network	369,116	281,996	715,294	552,379
Telemarketing and Internet	27,178	19,841	50,878	35,395
	396,294	301,837	766,172	587,774

Total	$ 834,551	$ 600,633	$ 1,557,577	$ 1,118,770

SECURITIZATIONS AND WHOLE LOAN SALES:
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2001	2000	2001	2000

Loan securitizations	$ 234,995	$ 471,455	$ 409,963	$ 931,457

Whole loan sales	600,235	148,858	1,170,879	356,796

Total	$ 835,230	$ 620,313	$ 1,580,842	$ 1,288,253

LOAN SERVICING:
	December 31,		June 30,
	2001 (1)	2000 (2)	2001 (3)

Servicing portfolio	$ 2,764,000	$ 3,128,000	$ 2,717,000
Serviced in-house	2,610,000	2,912,000	2,533,000
Percentage serviced in-house	94.4%	93.1%	93.2%

(1) Includes $1.1 million of loans serviced for others on an interim basis by the Company, and $153.9 million of loans subserviced by others.
(2) Includes $727.5 million of loans serviced for others on an interim basis by the Company, and $216.0 million of loans subserviced by others.
(3) Includes $722.1 million of loans serviced for others on an interim basis by the Company, and $184.0 million of loans subserviced by others.
Note: Loans serviced for others on an interim basis by the Company includes loans sold where servicing has not yet been transferred and loans held for sale.